Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

AND

SEASPINE HOLDINGS CORPORATION

DATED AS OF [            ], 2015

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (the “Agreement”) is entered into as of [            ], 2015, by and between Integra LifeSciences Holdings Corporation, a Delaware corporation (“Integra”), and SeaSpine Holdings Corporation, a Delaware corporation (“SeaSpine”), each a “Party” and together, the “Parties.”

RECITALS:

WHEREAS, SeaSpine is and prior to the Distribution will be a wholly owned subsidiary of Integra;

WHEREAS, the board of directors of Integra has determined that it is advisable and in the best interests of Integra to establish SeaSpine as an independent publicly traded company;

WHEREAS, to effect this separation, the Parties have entered into that certain Separation and Distribution Agreement dated as of [            ], 2015 (as amended or otherwise modified from time to time, the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, Integra and SeaSpine are entering into this Agreement for the purpose of allocating between and among them certain assets, Liabilities (as defined below) and responsibilities with respect to certain (i) employees, (ii) compensation and benefit plans, programs and arrangements and (iii) other employee-related matters.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following capitalized terms shall have the meanings set forth below when used in this Agreement:

“Accrued PTO” means, with respect to an Integra Employee or a SeaSpine Employee, such individual’s accrued vacation, paid-time-off and sick time, if any.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. Unless explicitly provided herein to the contrary, for purposes of this Agreement, Integra shall be deemed not to be an Affiliate of SeaSpine or any of its Subsidiaries, and SeaSpine shall be deemed not to be an Affiliate of Integra or any of its Subsidiaries (other than SeaSpine and the SeaSpine Subsidiaries).

“Auditing Party” has the meaning set forth in Section 9.10.

“Agreement” shall have the meaning set forth in the preamble to this Agreement and includes all Exhibits attached hereto or delivered pursuant hereto.

“Ancillary Agreements” shall have the meaning provided in the Separation Agreement.

“Benefit Plan” shall mean any compensation and/or benefit plan, program, arrangement, agreement or other commitment that is sponsored, maintained, entered into or contributed to by an entity or with respect to which such entity otherwise has any liability or obligation, whether fixed or contingent, including each such (i) employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, sales incentive, commission, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement or other commitment, (ii) stock option, restricted stock, restricted stock unit, contract stock, share unit, performance stock, stock appreciation, stock purchase, deferred stock or other compensatory equity or equity-based plan, program, arrangement, agreement or other commitment, (iii) savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flexible spending, adoption/dependent/employee assistance, tuition, vacation, relocation, paid-time-off, other fringe benefit and other employee compensation plan, program, arrangement, agreement or other commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, together with all regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Distribution” shall have the meaning provided in the Separation Agreement.

“Distribution Date” shall have the meaning provided in the Separation Agreement.

“Distribution Ratio” shall mean the quotient obtained by dividing (i) one by (ii) [            ].

“Distribution Time” shall mean [            ] p.m., New York City time, on the Distribution Date.

“DOL” shall mean the U.S. Department of Labor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Force Majeure” has the meaning set forth in Section 10.19.

“Former Integra Employee” shall mean any employee, consultant, director or other service provider who provides or provided services primarily for the benefit of any Integra Entity and who (A) terminates or has terminated his or her employment or other service relationship with any Integra Entity at any time, including any such individual who terminated employment or service prior to the Distribution Time, and (B) the Parties determine to be a Former Integra Employee. For the avoidance of doubt, any transfer of employment or other service relationship between the Integra Entities and/or the SeaSpine Entities for purposes of effectuating the Distribution shall not constitute a termination of employment or other service relationship for purposes of this definition. To the extent such designation is not readily made, the Parties agree to negotiate in good faith to agree upon a designation as a Former Integra Employee or a Former SeaSpine Employee.

“Former SeaSpine Employee” shall mean any employee, consultant, director or other service provider who provides or provided services primarily for the benefit of any SeaSpine Entity or with respect to the SeaSpine Business and who (A) terminates or has terminated his or her employment or other service relationship at any time, including any such individual who terminated employment or service prior to the Distribution Time, and (B) whom the Parties determine to be a Former SeaSpine Employee. For the avoidance of doubt, any transfer of employment or other service relationship between Integra Entities and/or SeaSpine Entities for purposes of effectuating the Distribution shall not constitute a termination of employment or other service relationship for purposes of this definition. To the extent such designation is not readily made, the Parties agree to negotiate in good faith to agree upon a designation as a Former Integra Employee or a Former SeaSpine Employee.

“Governmental Authority” shall mean any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Hiring Party” shall have the meaning provided in Section 9.2.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Integra” shall have the meaning provided in the preamble to this Agreement.

“Integra 401(k) Plan” shall mean the Integra LifeSciences Corporation 401(k) Trust.

“Integra Allocation Factor” shall mean the quotient obtained by dividing (i) the Integra Post-Separation Stock Value, by (ii) the sum of (A) the Integra Post-Separation Stock Value, plus (B) the product of (x) the SeaSpine Stock Value times (y) the Distribution Ratio.

“Integra Benefit Plan” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by any Integra Entity, in any case, under which more than one service provider is eligible to receive compensation and/or benefits.

“Integra Cash Incentive Plans” shall have the meaning provided in Section 6.1.

“Integra Cafeteria Plan” shall mean a “cafeteria plan” (within the meaning of Section 125 of the Code), including any health flexible spending account or dependent care plan, maintained by Integra.

“Integra Common Stock” shall mean the common stock, par value $0.01 per share, of Integra.

“Integra Employee” shall mean each employee, consultant, director and other service provider who provides services primarily for the benefit of any Integra Entity and who, following the Distribution Time, remains employed by or in service with any Integra Entity, including any such active employees and any such employees on approved leaves of absence. Notwithstanding the foregoing or anything to the contrary contained herein, for purposes of Article III, each member of Integra’s Board of Directors serving as of immediately prior to the Distribution Time and Jack Henneman shall be an Integra Employee.

“Integra Entities” shall mean Integra and the Subsidiaries of Integra other than SeaSpine and the SeaSpine Subsidiaries (each, an “Integra Entity”).

“Integra Equity Awards” shall mean the Integra Options, Integra Performance Share Awards, Integra Restricted Stock Awards and Integra RSU Awards, collectively.

“Integra Equity Plans” shall mean Integra’s 2000 Equity Incentive Plan, the 2001 Equity Incentive Plan, the Third Amended and Restated 2003 Equity Incentive Plan and the Employee Stock Purchase Plan, and any other stock option or equity incentive compensation plan or arrangement maintained by any Integra Entity on or prior to the Distribution Date for the benefit of employees, consultants, directors and/or other service providers of any Integra Entity. For the avoidance of doubt, neither the SeaSpine Holdings Corporation 2015 Incentive Award Plan nor the SeaSpine Holdings Corporation 2015 Employee Stock Purchase Plan shall be deemed to be an Integra Equity Plan.

“Integra Health and Welfare Plans” shall mean, collectively, the plans listed on Exhibit A hereto and any group welfare plans or programs maintained by an Integra Entity in a foreign jurisdiction.

“Integra Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by any Integra Entity, in any case, under which no more than one service provider is eligible to receive compensation and/or benefits.

“Integra Option” shall mean an option to purchase shares of Integra Common Stock granted pursuant to any Integra Equity Plan.

“Integra Participant” shall mean any individual who, (i) prior to the Distribution Date, is eligible to participate in one or more Integra Benefit Plans, and (ii) following the Distribution Date, is (A) an Integra Employee who is eligible to participate in one or more Integra Benefit Plans, (B) a Former Integra Employee who remains entitled to payments, benefits and/or participation under any Integra Benefit Plan, (C) a Former SeaSpine Employee who terminated employment or other service on or prior to the Distribution Date, to the extent such individual remains entitled to payments, benefits and/or participation under any Integra Benefit Plan, or (D) a beneficiary, dependent or alternate payee of any of the foregoing. For the avoidance of doubt, “Integra Participant” shall not include any individual who becomes a SeaSpine Participant (or any beneficiary, dependent or alternate payee thereof) once such individual becomes a SeaSpine Participant.

“Integra Performance Share Award” shall mean an award of Integra performance stock granted under any Integra Equity Plan.

“Integra Post-Separation Stock Value” shall mean the volume weighted average per-share price of Integra Common Stock trading in the “when issued market” on the Distribution Date.

“Integra Pre-Separation Stock Value” shall mean the volume weighted average per-share price of Integra Common Stock trading the “regular way with due bills” over the five (5) trading-day period ending on the Distribution Date.

“Integra Ratio” shall mean the quotient obtained by dividing the Integra Pre-Separation Stock Value by the Integra Post-Separation Stock Value.

“Integra Restricted Stock Award” shall mean an award of restricted shares of Integra Common Stock granted under any Integra Equity Plan

“Integra RSU Award” shall mean an award of Integra contract stock granted under any Integra Equity Plan.

“IRS” shall mean the Internal Revenue Service.

“Law” shall mean any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liability” and “Liabilities” shall have such meanings as provided in the Separation Agreement.

“Participating Company” shall mean, with respect to an Integra Benefit Plan, any Integra Entity and, prior to the Distribution, each SeaSpine Entity, in each case, that is a participating employer in such Integra Benefit Plan.

“Party” or “Parties” shall have the meaning provided in the preamble to this Agreement.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Records” shall have such meaning as provided in the Separation Agreement.

“Representatives” shall have such meaning as provided in the Separation Agreement.

“Separation Agreement” shall have the meaning provided in the recitals to this Agreement.

“SeaSpine” shall have the meaning provided in the preamble to this Agreement.

“SeaSpine 401(k) Plan” shall have the meaning provided in Section 4.1.

“SeaSpine Allocation Factor” shall mean the quotient obtained by dividing (i) the product of (A) the SeaSpine Stock Value times (B) the Distribution Ratio, by (ii) the sum of (A) the Integra Post-Separation Stock Value, plus (B) the product of (x) the SeaSpine Stock Value times (y) the Distribution Ratio.

“SeaSpine Benefit Plan” shall mean each Benefit Plan (i) that is not an Integra Benefit Plan, (ii) which is sponsored, maintained, entered into or contributed to by any SeaSpine Entity, and (iii) under which more than one service provider is eligible to receive compensation and/or benefits, including the SeaSpine 401(k) Plan, each SeaSpine Equity Plan, the SeaSpine Cafeteria Plan and the SeaSpine Health and Welfare Plans.

“SeaSpine Business” shall have the meaning provided in the Separation Agreement.

“SeaSpine Cafeteria Plan” shall mean a “cafeteria plan” (within the meaning of Section 125 of the Code), including any health flexible spending account or dependent care plan, maintained by any SeaSpine Entity.

“SeaSpine Common Stock” shall mean the common stock, par value $0.001 per share, of SeaSpine.

“SeaSpine Employee” shall mean each employee, consultant, director and other service provider who provides services primarily for the benefit of any SeaSpine Entity or with respect to the SeaSpine Business and who, following the Distribution Time, is employed by or in service with any SeaSpine Entity, including any such active employees and any such employees on approved leaves of absence. Notwithstanding the foregoing or anything to the contrary contained herein, for purposes of Article III, none of the members of Integra’s Board of Directors serving as of immediately prior to the Distribution Time or Jack Henneman shall be an Integra Employee shall be a SeaSpine Employee.

“SeaSpine Entities” means SeaSpine and each SeaSpine Subsidiary (each, a “SeaSpine Entity”).

“SeaSpine Equity Awards” shall mean the SeaSpine Options, SeaSpine Performance Share Awards, SeaSpine Restricted Stock Awards and SeaSpine RSU Awards, collectively.

“SeaSpine Health and Welfare Plans” shall have the meaning provided in Section 5.1.

“SeaSpine Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by any SeaSpine Entity, in any case, under which no more than one service provider is eligible to receive compensation and/or benefits.

“SeaSpine Option” shall mean an option to purchase shares of SeaSpine Common Stock issued pursuant to the SeaSpine Equity Plan as part of an equitable adjustment to an Integra Option made in connection with the Distribution.

“SeaSpine Participant” shall mean any individual who is or becomes (i) a SeaSpine Employee who is eligible to participate in one or more SeaSpine Benefit Plans, (ii) a Former SeaSpine Employee who remains entitled to payments, benefits and/or participation under any SeaSpine Benefit Plan, or (iii) a beneficiary, dependent or alternate payee of any of the foregoing, in each case, beginning on the first date that such individual qualifies as a SeaSpine Participant in accordance with any of the foregoing.

“SeaSpine Performance Share Award” shall mean an award of performance shares issued pursuant to the SeaSpine Equity Plan as part of an equitable adjustment to an Integra Performance Share Award made in connection with the Distribution.

“SeaSpine Ratio” shall mean the quotient obtained by dividing the Integra Pre-Separation Stock Value by the SeaSpine Stock Value.

“SeaSpine Restricted Stock Award” shall mean an award of restricted shares of SeaSpine Common Stock issued pursuant to the SeaSpine Equity Plan as part of an equitable adjustment to an Integra Restricted Stock Award made in connection with the Distribution.

“SeaSpine RSU Award” shall mean an award of restricted stock units granted under the SeaSpine Equity Plan as part of an equitable adjustment to an Integra RSU Award made in connection with the Distribution.

“SeaSpine Stock Value” shall mean the volume weighted average per-share price of SeaSpine Common Stock trading in the “when issued market” on the Distribution Date.

“SeaSpine Subsidiaries” shall have such meaning as provided in the Separation Agreement.

“Subsidiary” shall mean, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.

“Transactions” shall have such meaning as provided in the Separation Agreement.

“Workers’ Comp Liabilities” shall have the meaning provided in Section 5.6.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Post-Distribution Employment. Immediately after the Distribution Time, by virtue of this Agreement and without further action by any Person, (a) each Integra Employee shall continue to be employed or engaged at Integra or such other Integra Entity as employs or engages such Integra Employee as of immediately prior to the Distribution Time, and (b) each SeaSpine Employee shall continue to be employed or engaged at SeaSpine or such other SeaSpine Entity as employs or engages such SeaSpine Employee as of immediately prior to the Distribution Time. The Parties shall cooperate to effectuate any transfers of employment contemplated by this Agreement, including transfers necessary to ensure that all Integra Employees are employed or engaged at an Integra Entity and all SeaSpine Employees are employed or engaged at a SeaSpine Entity, in each case, as of immediately prior to the Distribution Time.

Section 2.2 No Termination/Severance; No Change in Control. No Integra Employee or SeaSpine Employee shall (a) terminate employment or service or be deemed to terminate employment or service solely by virtue of the consummation of the Distribution, any transfer of employment or other service relationship contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement, or (b) become entitled to any severance, termination, separation or similar rights, payments or benefits, whether under any Benefit Plan or otherwise, in connection with any of the foregoing. Neither the Distribution nor any other transaction(s) contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement shall constitute or be deemed to constitute a “change in/of control” or any similar corporate transaction impacting the vesting or payment of any amounts or benefits for purposes of any Integra Benefit Plan or SeaSpine Benefit Plan.

Section 2.3 Termination of SeaSpine Participation in Integra Benefit Plans; Liability for Benefit Plans and Individual Agreements.

(a) Except as otherwise expressly provided for in this Agreement (including with respect to participation in any Integra Equity Plan) or as otherwise expressly agreed to in writing between the Parties, effective as of the Distribution Time, (i) SeaSpine and each other SeaSpine Entity shall cease to be a Participating Company in each Integra Benefit Plan (to the extent any such SeaSpine Entity was such a Participating Company as of immediately prior to the Distribution), and (ii) each SeaSpine Participant shall cease to participate in, be covered by, accrue benefits under or be eligible to contribute to any Integra Benefit Plan (to the extent any such SeaSpine Participant so participated in any Integra Benefit Plan as of immediately prior to the Distribution), and, in each case, Integra and SeaSpine shall take all necessary action prior to the Distribution Time to effectuate each such cessation.

(b) Effective as of the Distribution Time, each Integra Individual Agreement set forth on Exhibit C hereto is hereby transferred and assigned, without further action by any Person, to SeaSpine (or to such other SeaSpine Entity as SeaSpine may designate) and each such transferred agreement shall, from and after the Distribution Time, constitute a SeaSpine Individual Agreement.

(c) Effective as of the Distribution Time, (A) Integra and/or the other Integra Entities shall be solely liable for, and no SeaSpine Entity shall have any obligation or Liability under, any Integra Benefit Plan or Integra Individual Agreement, and (B) except to the extent provided in Section 3.1 below, SeaSpine and/or the other SeaSpine Entities shall be solely liable for, and no Integra Entity shall have any obligation or Liability under, any SeaSpine Benefit Plan or any SeaSpine Individual Agreement.

Section 2.4 Employment Law Liabilities.

(a) Separate Employers. Subject to the provisions of ERISA and the Code, on and after the Distribution Date, each Integra Entity shall be a separate and independent employer from each SeaSpine Entity.

(b) Employment Litigation. Except as otherwise expressly provided in this Agreement and to the extent permissible under applicable Law, (i) SeaSpine and/or the other SeaSpine Entities shall be solely liable for, and no Integra Entity shall have any obligation or Liability with respect to, any employment-related claims and Liabilities regarding SeaSpine Employees, prospective SeaSpine Employees and/or Former SeaSpine Employees relating to, arising out of, or resulting from the prospective employment or service, actual employment or service and/or termination of employment or service, in any case, of such individual(s) with any Integra Entity or SeaSpine Entity, whether the basis for such claims arose before, as of, or after the Distribution Time, and (ii) Integra and/or the other Integra Entities shall be solely liable for, and no SeaSpine Entity shall have any obligation or Liability with respect to, any employment-related claims and Liabilities regarding Integra Employees, prospective Integra Employees and/or Former Integra Employees relating to, arising out of, or resulting from the prospective employment or service, actual employment or service and/or termination of employment or service, in any case, of such individual(s) with any Integra Entity or SeaSpine Entity, whether the basis for such claims arose before, as of, or after the Distribution Time.

(c) Prior Notice of Claims Settlement. Each Party hereto shall, when applicable, notify in writing and consult with the other Party prior to making any settlement of an employee claim or an employment-related claim, for the purpose of attempting to avoid any prejudice to such other Party arising from the settlement. For the avoidance of doubt, nothing herein shall prevent any Party from settling any employment-related claim or shall confer upon any Party any rights of consent or other rights (other than to notice of proposed settlement and consultation) with respect to any employee claim against another Party.

Section 2.5 Service Recognition.

(a) Pre-Distribution Service Credit. With respect to SeaSpine Participants, each SeaSpine Benefit Plan shall provide that all service, all compensation and all other benefit-affecting determinations (including with respect to vesting) that, as of immediately prior to the Distribution Time, were recognized under a corresponding Integra Benefit Plan (or would have been recognized under a corresponding Integra Benefit Plan in which such SeaSpine Participant was eligible to participate immediately prior to the

Distribution Time, had such SeaSpine Participant actually participated in such corresponding Integra Benefit Plan) shall, as of immediately after the Distribution Time or any subsequent effective date for such SeaSpine Benefit Plan, receive full recognition, credit and validity and be taken into account under such SeaSpine Benefit Plan to the same extent as credit was (or would have been) recognized under such Integra Benefit Plan, except (i) to the extent that duplication of benefits would result or (ii) for benefit accrual under any defined benefit pension plan.

(b) Post-Distribution Service Credit. Except to the extent required by applicable Law, (i) no Integra Entity shall be obligated to recognize any service of a SeaSpine Employee after the Distribution Time for any purpose under any Integra Benefit Plan, and (ii) no SeaSpine Entity shall be obligated to recognize any service of an Integra Employee after the Distribution Time for any purpose under any SeaSpine Benefit Plan; provided, however, that nothing herein shall prohibit any Integra Entity or any SeaSpine Entity from recognizing such service.

Section 2.6 Reimbursement.

(a) Reimbursement of Integra. From time to time after the Distribution, SeaSpine shall promptly reimburse Integra, upon Integra’s reasonable request and the presentation by Integra of such substantiating documentation as SeaSpine shall reasonably require, for the cost of any obligations or Liabilities satisfied or assumed by an Integra Entity that are the responsibility of a SeaSpine Entity pursuant to this Agreement. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by Integra not later than ninety (90) days following the date on which such obligations or Liabilities are satisfied or assumed, as applicable, by a Integra Entity.

(b) Reimbursement of SeaSpine. From time to time after the Distribution, Integra shall promptly reimburse SeaSpine, upon SeaSpine’s reasonable request and the presentation by SeaSpine of such substantiating documentation as Integra shall reasonably require, for the cost of any obligations or Liabilities satisfied or assumed by a SeaSpine Entity that are the responsibility of a Integra Entity pursuant to this Agreement. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by SeaSpine not later than ninety (90) days following the date on which such obligations or Liabilities are satisfied or assumed, as applicable, by a SeaSpine Entity.

Section 2.7 French Employees. Schedule 1 attached hereto contains certain terms and conditions with respect to employees residing in France. Notwithstanding anything to the contrary anywhere else in this Agreement, Schedule 1 is incorporated herein by reference and shall control in the event of any inconsistency between this Agreement and Schedule 1 solely as they relate to employees residing in France.

ARTICLE III

ADJUSTMENT OF INTEGRA EQUITY AWARDS; EQUITY PLANS

Section 3.1 Treatment of Outstanding Integra Options.

(a) Integra Option Adjustments. Subject to Sections 3.1(b), 3.5, 3.6, 3.7 and 3.8:

(i) Integra Options Granted Prior to 2015. Each Integra Option that remains outstanding as of immediately prior to the Distribution Time that was granted prior to calendar year 2015 shall be converted, as of immediately prior to the Distribution Time, into both an Integra Option and a SeaSpine Option pursuant to the following adjustment mechanisms (and shall otherwise be subject to the same terms and conditions after the Distribution Time as applied to such Integra Option immediately prior to the Distribution Time):

(A) Shares Subject to New SeaSpine Option. The number of shares of SeaSpine Common Stock subject to the new SeaSpine Option shall be equal to the product obtained by multiplying (x) the number of shares of Integra Common Stock subject to the Integra Option immediately prior to the Distribution Time, times (y) the SeaSpine Allocation Factor, times (z) the SeaSpine Ratio, and rounding down to the nearest whole share.

(B) Exercise Price of New SeaSpine Option. The per share exercise price of the new SeaSpine Option shall be equal to the quotient obtained by dividing (x) the per share exercise price of the Integra Option immediately prior to the Distribution Time, by (y) the SeaSpine Ratio, and rounding such quotient up to the nearest whole cent.

(C) Shares Subject to Post-Distribution Integra Option. The number of shares of Integra Common Stock subject to the post-Distribution Integra Option shall be equal to the product obtained by multiplying (x) the number of shares of Integra Common Stock subject to the Integra Option immediately prior to the Distribution Time, times (y) the Integra Allocation Factor, times (z) the Integra Ratio, and rounding down to the nearest whole share.

(D) Exercise Price of Post-Distribution Integra Option. The per share exercise price of the post-Distribution Integra Option shall be equal to the quotient obtained by dividing (I) the per share exercise price of the pre-Distribution Integra Option immediately prior to the Distribution Time, by (II) the Integra Ratio, and rounding such quotient up to the nearest whole cent.

(ii) Integra Options Granted in 2015. Each Integra Option that remains outstanding as of immediately prior to the Distribution Time that was granted in calendar year 2015 shall be adjusted, as of immediately prior to the Distribution Time, solely into an Integra Option pursuant to the following adjustment mechanisms:

(A) Shares Subject to Post-Distribution Integra Option. The number of shares of Integra Common Stock subject to the post-Distribution Integra Option shall be equal to the product obtained by multiplying (I) the number of shares of Integra Common Stock subject to the Integra Option immediately prior to the Distribution Time, times (II) the Integra Ratio, and rounding such product down to the nearest whole share.

(B) Exercise Price of Post-Distribution Integra Option. The per share exercise price of the post-Distribution Integra Option shall be equal to the quotient obtained by dividing (I) the per share exercise price of the Integra Option immediately prior to the Distribution Time, by (II) the Integra Ratio, and rounding such quotient up to the nearest whole cent.

(b) The adjustments to the Integra Options contemplated by this Agreement, including without limitation, adjustments to the exercise price of Integra Options, to the number of shares subject to Integra Options and with respect to conversions into SeaSpine Options, are all intended to comply in all respects with the requirements of Sections 409A and 424 of the Code, in each case, to the extent applicable, and all such provisions shall be interpreted and implemented in accordance with the foregoing.

Section 3.2 Treatment of Outstanding Integra RSU Awards. Subject to Sections 3.5, 3.6, 3.7 and 3.8:

(a) Integra RSU Awards held by Peter Arduini. Each Integra RSU Award that is outstanding as of immediately prior to the Distribution Time that is held by Peter Arduini shall be converted, as of immediately prior to the Distribution Time, into both: (i) an Integra RSU Award that (A) covers a number of post-Distribution shares of Integra Common Stock equal to the number of shares of Integra Common Stock covered by the Integra RSU Award immediately prior to the Distribution Time, and (B) is subject to the same terms and conditions after the Distribution Time as applied immediately prior to the Distribution Time, and (ii) a SeaSpine RSU Award (A) that covers a number of shares of SeaSpine Common Stock equal to the product obtained by multiplying (x) the number of shares of Integra Common Stock covered by the Integra RSU Award immediately prior to the Distribution Time, times (y) the Distribution Ratio, and (B) is otherwise subject to the same terms and conditions after the Distribution Time as applied to such Integra RSU Award immediately prior to the Distribution Time.

(b) Integra RSU Awards held by Integra Employees or Former Integra Employees (other than Peter Arduini). Each Integra RSU Award that is outstanding as of immediately prior to the Distribution Time that is held by an Integra Employee or Former Integra Employee, other than Peter Arduini, shall be adjusted, as of immediately prior to the Distribution Time, into solely an Integra RSU Award that (A) covers a number of post-Distribution shares of Integra Common Stock determined by multiplying (I) the number of share of Integra Common Stock covered by the Integra RSU Award immediately prior to the Distribution Time times (II) the Integra Ratio (rounding such product down to the nearest whole share), and (B) is otherwise subject to the same terms and conditions after the Distribution Time as applied to such Integra RSU Award immediately prior to the Distribution Time.

(c) Integra RSU Awards held by SeaSpine Employees. Each Integra RSU Award that is outstanding as of immediately prior to the Distribution Time that is held by a SeaSpine Employee shall be adjusted, as of immediately prior to the Distribution Time, into solely a SeaSpine RSU Award that (i) covers a number of shares of SeaSpine Common Stock equal to the product obtained by multiplying (A) the number of shares of Integra Common Stock covered by the Integra RSU Award immediately prior to the Distribution Time times (B) the SeaSpine Ratio (rounding such product down to the nearest whole share), and (ii) is otherwise subject to the same terms and conditions after the Distribution Time as applied to such Integra RSU Award immediately prior to the Distribution Time.

Section 3.3 Treatment of Outstanding Integra Restricted Stock Awards. Subject to Sections 3.5, 3.6, 3.7 and 3.8:

(a) Integra Restricted Stock Awards held by Integra Employees or Former Integra Employees. Each Integra Restricted Stock Award that is outstanding as of immediately prior to the Distribution Time that is held by an Integra Employee or Former Integra Employee shall be adjusted, as of immediately prior to the Distribution Time, into solely an Integra Restricted Stock Award that (i) covers a number of post-Distribution shares of Integra Common Stock determined by multiplying (A) the number of shares of Integra Common Stock covered by the Integra Restricted Stock Award immediately prior to the Distribution Time times (B) the Integra Ratio (rounding such product down to the nearest whole share), and (ii) is subject to the same terms and conditions after the Distribution Time as applied immediately prior to the Distribution Time.

(b) Integra Restricted Stock Awards held by SeaSpine Employees. Each Integra Restricted Stock Award that is outstanding as of immediately prior to the Distribution Time that is held by a SeaSpine Employee shall be adjusted, as of immediately prior to the Distribution Time, into solely a SeaSpine Restricted Stock Award that (i) covers a number of shares of SeaSpine Common Stock equal to the product obtained by multiplying (A) the number of shares of Integra Common Stock covered by the Integra Restricted Stock Award immediately prior to the Distribution Time times (B) the SeaSpine Ratio (rounding such product down to the nearest whole share), and (ii) is otherwise subject to the same terms and conditions after the Distribution Time as applied to such Integra Restricted Stock Award immediately prior to the Distribution Time.

Section 3.4 Treatment of Outstanding Integra Performance Share Award. Subject to Sections 3.5, 3.6, 3.7 and 3.8:

(a) Integra Performance Share Awards held by Integra Employees or Former Integra Employees. Each Integra Performance Share Award that is outstanding as of immediately prior to the Distribution Time that is held by an Integra Employee or Former Integra Employee shall be adjusted, as of immediately prior to the Distribution Time, solely into an Integra Performance Share Award that (i) covers a number of post-Distribution shares of Integra Common Stock determined by multiplying (A) the number of shares of Integra Common Stock covered by the Integra Performance Share Award immediately prior to the Distribution Time times (B) the Integra Ratio (rounding such product down to the nearest whole share), and (ii) is subject to the same terms and conditions after the Distribution Time as applied immediately prior to the Distribution Time.

(b) Integra Performance Share Awards held by SeaSpine Employees. Each Integra Performance Share Award that is outstanding as of immediately prior to the Distribution Time that is held by a SeaSpine Employee shall be adjusted, as of immediately prior to the Distribution Time, into solely a SeaSpine Performance Share Award that covers a number of shares of SeaSpine Common Stock equal to the product obtained by multiplying (A) the number of shares of Integra Common Stock covered by the Integra Performance Share Award immediately prior to the Distribution Time times (B) the SeaSpine Ratio (rounding such product down to the nearest whole share). Such SeaSpine Performance Share Award shall be subject to the same terms and conditions after the Distribution Time as applied to such Integra Performance Share Award immediately prior to the Distribution Time; provided, however, that the parties shall cause such award to be amended pursuant to the form amended and restated agreement attached hereto as Exhibit D.

Section 3.5 Miscellaneous Terms. The Distribution shall not, in and of itself, constitute a termination of employment or service for any Integra Employee or any SeaSpine Employee for purposes of any Integra Equity Awards or SeaSpine Equity Awards, as applicable, held by such individual. With respect to awards adjusted or granted in accordance with this Article III, (a) employment with or service to Integra and/or its Affiliates shall be treated as employment with or service to, as applicable, SeaSpine with respect to SeaSpine Equity Awards held by Integra Employees and (b) employment with or service to SeaSpine and/or its Affiliates shall be treated as employment with or service to, as applicable, Integra with respect to Integra Equity Awards held by SeaSpine Employees.

Section 3.6 Adjustment of Certain Accelerated Vesting Provisions.

(a) Notwithstanding the foregoing, with respect to any unvested SeaSpine Equity Awards granted to an Integra Employee in accordance with this Agreement, if the original Integra Equity Award (that was partially adjusted into the SeaSpine Equity Award) was subject, as of immediately prior to the Distribution, to accelerated vesting provisions (i) by reference to a termination of employment or service with Integra and/or (ii) in connection with a “Change in Control” (as defined in the applicable award agreement and/or Integra Equity Plan) of Integra, then the SeaSpine Equity Award also shall be subject to such same acceleration provisions upon the Integra’s Employee’s termination of employment or service with the relevant Integra Entity(ies) and/or in connection with a Change in Control of Integra.

(b) Further notwithstanding the foregoing, with respect to any unvested SeaSpine Equity Awards granted to a SeaSpine Employee in accordance with this Agreement, if the original Integra Equity Award (that was partially adjusted into the SeaSpine Equity Award), was subject, as of immediately prior to the Distribution, to accelerated vesting provisions (i) by reference to a termination of employment or service with Integra and/or (y) in connection with a “Change in Control” (as defined in the applicable award agreement and/or Integra Equity Plan) of Integra, then the SeaSpine Equity Award, also shall be subject to such same acceleration provisions upon the SeaSpine Employee’s termination of employment or service with the relevant SeaSpine entity(ies) and/or in connection with a change in control of SeaSpine.

Section 3.7 Waiting Period. Integra may determine, in its sole discretion, that, for reasons of administrative convenience, Integra Options shall not be exercisable, and that other Integra Equity Awards shall not be settled, in each case, during a period beginning on a date prior to the Effective Date determined by Integra in its sole discretion, and continuing until reasonably practicable after the Distribution Time.

Section 3.8 No Accelerated Vesting. The Parties hereto acknowledge and agree that in no event shall the vesting of any Integra Equity Awards or SeaSpine Equity Awards, in any case, accelerate solely by reason of the transactions or events contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement.

Section 3.9 Tax Deduction. The Parties acknowledge and agree that each of the applicable tax deductions for which they may be eligible for federal income tax purposes with regard to the Integra Equity Awards and SeaSpine Equity Awards, in any case, shall be determined in accordance with Revenue Ruling 2002-1.

Section 3.10 Adoption and Approval of SeaSpine Equity Plans. Prior to the Distribution Time, Integra shall cause SeaSpine to adopt the SeaSpine 2015 Incentive Award Plan (the “SeaSpine Equity Plan”) and the SeaSpine 2015 Employee Stock Purchase Plan (the “SeaSpine ESPP”). In addition, prior to the Distribution Time, Integra shall approve the SeaSpine ESPP and the SeaSpine Equity Plan as the sole stockholder of SeaSpine.

Section 3.11 Cooperation. Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner exercises of Integra Options and SeaSpine Options and the settlement of other Integra Equity Awards and SeaSpine Equity Awards. The Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance and reporting, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

Section 3.12 SEC Registration. SeaSpine agrees that it shall use reasonable efforts to maintain on a continuous basis an effective registration statement(s) under the Securities Act (and maintain the prospectus(es) contained therein for its/their intended use) with respect to the shares of SeaSpine Common Stock authorized for issuance under the SeaSpine Equity Plan and the SeaSpine ESPP. Integra agrees that, following the Distribution Date, it shall use reasonable efforts to continue to maintain a Form S-8 Registration Statement (and maintain the prospectus(es) contained therein for its/their intended use) with respect to and cause to be registered pursuant to the Securities Act, the shares of Integra Common Stock authorized for issuance under the Integra Equity Plans as required pursuant to the Securities Act and any applicable rules or regulations thereunder.

Section 3.13 Integra ESPP. Integra shall continue to administer its Employee Stock Purchase Plan, including with respect to SeaSpine Employees and Former SeaSpine Employees who participated in such plan prior to the Distribution.

ARTICLE IV

TAX-QUALIFIED DEFINED CONTRIBUTION PLAN

Section 4.1 Integra 401(k) Plan; SeaSpine 401(k) Plan. The Parties acknowledge and agree that, as of the Distribution Date, SeaSpine or another SeaSpine Entity has established or will establish a defined contribution plan and trust solely for the benefit of eligible SeaSpine Participants (the “SeaSpine 401(k) Plan”). SeaSpine shall be responsible for taking all necessary, reasonable and appropriate action to maintain and administer the SeaSpine 401(k) Plan so that it is qualified under Section 401(a) of the Code and the related trust thereunder is exempt under Section 501(a) of the Code. Following the Distribution Time, SeaSpine (acting directly or through any SeaSpine Entity) shall be responsible for any and all Liabilities and other obligations with respect to the SeaSpine 401(k) Plan, and Integra (acting directly or through any Integra Entity) shall be responsible for any and all Liabilities and other obligations with respect to the Integra 401(k) Plan.

Section 4.2 Transfer of SeaSpine 401(k) Plan Assets. As soon as practicable following the Distribution Date (or such later time as mutually agreed by the Parties), Integra shall cause the accounts (including any promissory notes related to outstanding participant loans) in the Integra 401(k) Plan attributable to eligible SeaSpine Participants and their beneficiaries and alternate payees and any Integra Participants who are Former SeaSpine Employees and their beneficiaries and alternate payees, if any, and all of the assets in the Integra 401(k) Plan related thereto to be transferred to the SeaSpine 401(k) Plan, and SeaSpine shall cause the SeaSpine 401(k) Plan to accept such transfer of accounts, promissory notes and underlying assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge, all obligations relating to the accounts of SeaSpine Participants (to the extent the assets related to those accounts are actually transferred from the Integra 401(k) Plan to the SeaSpine 401(k) Plan).

Section 4.3 No Distributions. No distribution of account balances shall be made to any SeaSpine Participant solely on account of the transfers from the Integra 401(k) Plan described in Section 4.2 above.

Section 4.4 Regulatory Filings. In connection with the transfer of assets and Liabilities from the Integra 401(k) Plan to the SeaSpine 401(k) Plan contemplated in this Article IV, Integra and SeaSpine (each acting directly or through any Integra Entity or the SeaSpine Entity, as applicable) shall cooperate in making any and all appropriate filings required by the IRS, or required under the Code, ERISA or any applicable regulations, and shall take all such action as may be necessary and appropriate to cause such plan-to-plan transfer to take place as soon as practicable after the effectiveness of the SeaSpine 401(k) Plan; provided, however, that SeaSpine shall be solely responsible for complying with any requirements and applying for any IRS determination letters with respect to the SeaSpine 401(k) Plan.

ARTICLE V

HEALTH AND WELFARE PLANS; WORKERS’ COMPENSATION

Section 5.1 SeaSpine Health and Welfare Plans. As of the Distribution Date, SeaSpine or one or more SeaSpine Subsidiaries maintains or will establish each of the health and welfare plans set forth on Exhibit B hereto (together with any group welfare plans or programs maintained by a SeaSpine Entity in a foreign jurisdiction, the “SeaSpine Health and Welfare Plans”) for the benefit of eligible employees of the SeaSpine Entities and their dependents and beneficiaries, each of which shall remain in effect immediately following the Distribution. In addition, as of the Distribution Date, Integra or one or more of the Integra Entities maintains each of the health and welfare plans set forth on Exhibit A hereto (the “Integra Health and Welfare Plans”).

Section 5.2 Cafeteria Plan. As soon as practicable following the Distribution Date and if and to the extent not effected prior to the Distribution Date, Integra (acting directly or through any other Integra Entity) shall, in accordance with Revenue Ruling 2002-32, cause the portion of the Integra Cafeteria Plan applicable to the SeaSpine Participants to be segregated into a separate component and the account balances in such component to be transferred to the SeaSpine Cafeteria Plan, which will include any health flexible spending account and dependent care plan. The SeaSpine Cafeteria Plan shall reimburse Integra or the Integra Cafeteria Plan to the extent amounts were paid by the Integra Cafeteria Plan and not collected from the SeaSpine Participant and such amounts are subsequently collected by the SeaSpine Cafeteria Plan with respect to such SeaSpine Participant.

Section 5.3 COBRA and HIPAA.

(a) SeaSpine (acting directly or through any other SeaSpine Entity) and the SeaSpine Health and Welfare Plans shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to all SeaSpine Participants (and their respective dependents and beneficiaries), in each case, who experience a COBRA qualifying event on or after the first date on which such individual qualifies as a SeaSpine Participant. Integra (acting directly or through any other Integra Entity) and the Integra Health and Welfare Plans shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to each individual who is an Integra Participant (or a dependent or beneficiary thereof) at the time such individual experiences a COBRA qualifying event, provided that SeaSpine shall reimburse Integra to the extent of any Liability actually incurred by an Integra Entity with respect thereto relating to an Integra Participant who is a Former SeaSpine Employee. Neither the consummation of the Distribution, any transfer of employment contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement shall constitute a COBRA qualifying event for purposes of COBRA with respect to any Integra Participant or any SeaSpine Participant (or any dependent or beneficiary thereof).

(b) SeaSpine (acting directly or through any other SeaSpine Entity) shall be responsible for compliance with any certificate of creditable coverage or other applicable requirements of HIPAA or Medicare applicable to the SeaSpine Health and Welfare Plans with respect to SeaSpine Participants. Integra (acting directly or through any other Integra Entity) shall be responsible for compliance with any certificate of creditable coverage or other applicable requirements of HIPAA or Medicare applicable to the Integra Health and Welfare Plans with respect to Integra Participants.

Section 5.4 Integra to Provide Information. To the extent permitted by Law, Integra or the relevant Integra Health and Welfare Plan shall provide to SeaSpine or the relevant SeaSpine Health and Welfare Plan (to the extent that relevant information is in Integra’s possession) such data as may be necessary for SeaSpine to comply with its obligations hereunder, which may include the names of SeaSpine Participants who were participants in or otherwise entitled to benefits under the Integra Health and Welfare

Plans prior to the Distribution, together with each such individual’s service credit under such plans, information concerning each such individual’s current plan-year expenses incurred towards deductibles, out-of-pocket limits and co-payments, maximum benefit payments, and any benefit usage towards plan limits thereunder. Integra shall, as soon as practicable after requested, provide SeaSpine with such additional information that is in Integra’s possession (and not already in the possession of a SeaSpine Entity) as may be reasonably requested by SeaSpine and necessary to administer effectively any SeaSpine Health and Welfare Plan. Integra and each SeaSpine Entity shall enter into such other agreements as are necessary to comply with this Section 5.4, including, but not limited to, any agreements required by HIPAA.

Section 5.5 Liabilities.

(a) Health and Welfare Benefits. With respect to employee welfare and fringe benefits that are provided under the Integra Health and Welfare Plans, Integra shall, with respect to SeaSpine Participants who participated in such Integra Health and Welfare Plans, cause the Integra Health and Welfare Plans to pay and discharge all eligible claims of SeaSpine Participants (if applicable, through such insurance policies) that are incurred prior to the termination of such SeaSpine Participants’ participation in the applicable Integra Health and Welfare Plan, and SeaSpine shall cause the SeaSpine Health and Welfare Plans to pay and discharge all eligible claims of SeaSpine Participants (if applicable, through such insurance policies) that are incurred on or after enrollment of such SeaSpine Participants in the SeaSpine Health and Welfare Plans (it being understood that neither Integra Health and Welfare Plans nor SeaSpine Health and Welfare Plans shall be responsible for any claims that arise following the claimant’s termination of participation in the applicable Integra Health and Welfare Plan if the claimant does not validly enroll in an applicable SeaSpine Health and Welfare Plan).

(b) Short-Term and Long-Term Disability Benefits. For the avoidance of doubt, with respect to any SeaSpine Employee who becomes entitled to receive long-term or short-term disability benefits prior to the Distribution Time, such SeaSpine Employee shall be transferred to, and shall receive any long-term or short-term disability benefits to which such SeaSpine Employee is entitled under, the SeaSpine Health and Welfare Plans as of the Distribution Time in accordance with the terms of such plans.

(c) Incurred Claim Definition. For purposes of this Article V, a claim or Liability shall generally be deemed to be incurred (i) with respect to medical, dental, vision, and/or prescription drug benefits, on the date that the health services giving rise to such claim or Liability are rendered or performed and not when such claim is made; provided, however that with respect to a period of continuous hospitalization, a claim is incurred upon the first date of such hospitalization and not on the date that such services are performed and (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability.

(d) Accrued Paid-Time-Off. Following the Distribution Time, (i) SeaSpine shall (directly or through another SeaSpine Entity) recognize and honor the Accrued PTO credited to each SeaSpine Employee by such individual’s employer immediately prior to the Distribution Time and (ii) Integra shall (directly or through another Integra Entity) recognize and honor the Accrued PTO credited to each Integra Employee by such individual’s employer immediately prior to the Distribution Time. Notwithstanding the foregoing, (x) all Accrued PTO shall be used in accordance with the terms and conditions of the post-Distribution employer’s applicable policies and programs, to the extent permissible by law, and (y) any paid-time-off accruals in respect of post-Distribution services (if any) shall be made in accordance with the terms and conditions of the post-Distribution employer’s applicable policies and programs.

Section 5.6 Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an Integra Employee or Former Integra Employee that results from an accident occurring, or from an occupational disease which becomes manifest (collectively, “Workers’ Comp Liabilities”) before, as of or after the Distribution Time, shall be retained by and be obligations of Integra or its insurers. All Workers’ Comp Liabilities relating to, arising out of, or resulting from any claim by a SeaSpine Employee or Former SeaSpine Employee that arises or manifests prior to the date on which such SeaSpine Employee or Former SeaSpine Employee was covered by an applicable workers’ compensation insurance program maintained by a SeaSpine Entity shall be obligations of Integra and its insurers, provided that SeaSpine shall reimburse Integra to the extent of any such Workers’ Comp Liability actually incurred by an Integra Entity. All Workers’ Comp Liabilities relating to, arising out of, or resulting from any claim by a SeaSpine Employee or Former SeaSpine Employee that arises or manifests on or after the date on which such SeaSpine Employee or Former SeaSpine Employee was covered under a workers’ compensation insurance program maintained by a SeaSpine Entity shall be obligations of SeaSpine and its insurers. For purposes of this Agreement, a compensable injury giving rise to a Workers’ Comp Liability shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. Each Integra Entity and each SeaSpine Entity shall cooperate with respect to any notification to appropriate Governmental Authorities of the Distribution Time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

ARTICLE VI

INCENTIVE COMPENSATION

Section 6.1 SeaSpine Cash Incentive Plans and Liabilities. Following the Distribution Time, SeaSpine shall assume or retain, as applicable, responsibility for any and all payments, obligations and other Liabilities relating to any amounts that any SeaSpine Employee has either earned (if not payable by its terms prior to the Distribution Time) or become eligible to earn, in either case, as of the Distribution Time under any cash incentive, annual performance bonus, commission and similar cash plan or program maintained by Integra in which one or more SeaSpine Employees is eligible to participate as of immediately prior to the Distribution Time (excluding, for the avoidance of doubt, any such plans maintained by a SeaSpine Entity that are not Integra Benefit Plans) (the “Integra Cash Incentive Plans”), and shall fully perform, pay and discharge the foregoing if and when such payments, obligations and/or other Liabilities become due. Integra shall have no Liability for any payments, obligations or other Liabilities relating to any SeaSpine Employee with respect to any Integra Cash Incentive Plan after the Distribution Time. Following the Distribution Time, the SeaSpine Entities shall be solely responsible for, and no Integra Entities shall have any obligation or Liability with respect to, any and all payments, obligations and other Liabilities under any cash incentive, annual performance bonus, commission and similar cash plan or program maintained by SeaSpine, and shall fully perform, pay and discharge the forgoing if and when such payments, obligations and/or other Liabilities become due.

Section 6.2 Integra Retention of Cash Incentive Liabilities. Following the Distribution Time, the Integra Entities shall be solely liable for, and no SeaSpine Entity shall have any obligation or Liability with respect to, any and all payments, obligations and other Liabilities relating to any awards that any Integra Employee has earned or is eligible to earn under the Integra Cash Incentive Plans and shall fully perform, pay and discharge the foregoing if and when such payments, obligations and/or other Liabilities become due.

ARTICLE VII

PAYROLL REPORTING AND WITHHOLDING

Section 7.1 Payroll.

(a) Form W-2. With respect to SeaSpine Employees, the Parties shall adopt the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 (“Rev. Proc. 2004-53”).

(b) Form 941. Each Party shall be responsible for filing IRS Forms 941 for its respective employees.

Section 7.2 Forms W-4 and W-5. With respect to SeaSpine Employees, the Parties shall adopt the “standard procedure” of Rev. Proc. 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).

Section 7.3 Garnishments, Tax Levies, Child Support Orders, and Wage Assignments. With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Integra (or any other Integra Entity) as of the Distribution Date for any SeaSpine Employee or Former SeaSpine Employee, SeaSpine (and any other employing SeaSpine Entity), as appropriate, shall honor such payroll deduction authorizations and shall continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was on file with Integra as of immediately prior to the Distribution Date. Integra shall, as soon as practicable after the Distribution Date, provide SeaSpine (and any other employing SeaSpine Entity), as appropriate, with such information in Integra’s possession (and not already in the possession of a SeaSpine Entity) as may be reasonably requested by the SeaSpine Entities and necessary for the SeaSpine Entities to make the payroll deductions and payments to the authorized payee as required by this Section 7.3.

Section 7.4 Authorizations for Payroll Deductions. Unless otherwise prohibited by a Benefit Plan or by this Agreement or another Ancillary Agreement or by applicable Law, SeaSpine and the other SeaSpine Entities, as appropriate, shall honor payroll deduction authorizations attributable to any SeaSpine Employee that are in effect with any Integra Entity on the Distribution Date relating to such SeaSpine Employee, and shall not require that such SeaSpine Employee submit a new authorization to the extent that the type of deduction by SeaSpine or any other SeaSpine Entity, as appropriate, does not differ from that made by the Integra Entity. Such deduction types include: pre-tax contributions to any SeaSpine Benefit Plan, including any voluntary benefit plan; scheduled loan repayments to any SeaSpine Benefit Plan; and direct deposit of payroll, employee relocation loans, and other types of authorized company receivables usually collectible through payroll deductions. Each Party shall, as soon as practicable after the Distribution Date, provide the other Party with such information in its possession as may be reasonably requested by the other Party and as necessary for that Party to honor the payroll deduction authorizations contemplated by this Section 7.4.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 General Indemnification. The indemnification rights and obligations of the Parties under this Agreement shall be governed by, and be subject to, the provisions of Article V of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement.

ARTICLE IX

GENERAL AND ADMINISTRATIVE

Section 9.1 Business Associate Agreements. The Parties hereby agree to enter into any business associate agreements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 9.2 Non-Solicitation. Each Party agrees that it shall not, and it shall cause its Affiliates (such Party and its Affiliates collectively, the “Hiring Party”) not to, prior to the first anniversary of the Distribution Date, knowingly, directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any individual who is a current employee of the other Party or the other Party’s Affiliates to leave his or her employment and to work for such Hiring Party or others without the prior written consent of the other Party. The restrictions contained in this Section 9.2 shall not apply to (a) general solicitations not specifically directed to any employee of a Party or its Affiliates (including a search firm who has not been encouraged or advised to approach any such employee), or (b) any solicitation or hiring of an individual who is no longer employed by a Party or its Affiliates at the time of such solicitation or hiring.

Section 9.3 Access to Information. From and after the Distribution Date, each of Integra and SeaSpine shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the Representatives, properties, and Records of, in the possession of or in the control of the non-requesting Party and its Subsidiaries insofar as such access is reasonably required by the requesting Party and relates to such other Party or the conduct of its business prior to the Distribution Time. Any information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in the Separation Agreement and shall be subject to appropriate restrictions for classified, privileged or confidential information.

Section 9.4 Reasonable Efforts/Cooperation. Each Party shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including adopting Benefit Plans and/or Benefit Plan amendments. Without limiting the generality of the foregoing, each of the Parties shall reasonably cooperate in all respects with regard to all matters relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 9.5 Employer Rights. Except as expressly provided for in Article V, nothing in this Agreement shall (a) prohibit any SeaSpine Entity from amending, modifying or terminating any SeaSpine Benefit Plan or SeaSpine Individual Agreement at any time, subject to the terms and conditions thereof, or (b) prohibit any Integra Entity from amending, modifying or terminating any Integra Benefit Plan or any Integra Individual Agreement at any time, subject to the terms and conditions thereof. In addition, nothing in this Agreement shall be interpreted as an amendment or other modification of any Benefit Plan.

Section 9.6 Effect on Employment. Without limiting any other provision of this Agreement, none of the Distribution or any actions taken in furtherance of the Distribution, whether under the Separation Agreement, this Agreement, any other Ancillary Agreement or otherwise, in any case, shall in and of itself cause any employee to be deemed to have incurred a termination of employment or service or, except as expressly provided in this Agreement, to entitle such individual to any payments or benefits under any Benefit Plan or otherwise. Furthermore, nothing in this Agreement is intended to or shall confer upon any Integra Employee, Former Integra Employee, SeaSpine Employee or Former SeaSpine Employee any right to continued employment or service, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 9.7 Consent Of Third Parties. If any provision of this Agreement is dependent on the consent or action of any third party, the Parties hereto shall use their commercially reasonable efforts to obtain such consent or cause such action. If such consent is withheld or such action is not taken, the Parties hereto shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent or take action, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory alternative manner.

Section 9.8 Access To Employees. Following the Distribution Date, Integra and SeaSpine shall, or shall cause the Integra Entities and the SeaSpine Entities, as applicable, to make available to each other those Integra Employees or SeaSpine Employees, as applicable, who may reasonably be needed by the other Party in order to defend or prosecute any legal or administrative action (other than a legal action between any Integra Entities on the one hand and any SeaSpine Entities on the other) to which any employee, director or Benefit Plan of the Integra Entities or SeaSpine Entities is a party and which relates to their respective Benefit Plans prior to the Distribution Date. The Party to whom an employee is made available in accordance with this Section 9.8 shall pay or reimburse the other Party for all reasonable expenses reimbursed by such other Party to such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 9.9 Beneficiary Designation/Release Of Information/Right To Reimbursement. Without limiting any other provision hereof, to the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to SeaSpine Participants under Integra Benefit Plans and in effect immediately prior to the Distribution Time shall be transferred to and be in full force and effect under the corresponding SeaSpine Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant SeaSpine Participant.

Section 9.10 Audit Rights. Each of Integra and SeaSpine, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Party under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 9.10. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable Laws and to any confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty (30) days after receiving such draft.

Section 9.11 Compliance. As of the Distribution Date, SeaSpine (acting directly or through any SeaSpine Entity) shall be solely responsible for compliance under ERISA and all other applicable law with respect to each SeaSpine Benefit Plan.

ARTICLE X

MISCELLANEOUS

Section 10.1 Non-Occurrence of Distribution. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Distribution Time, all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Distribution Time, or otherwise in connection with the Separation, shall not be taken or occur, except to the extent otherwise determined by Integra.

Section 10.2 Section 409A. Notwithstanding anything in this Agreement to the contrary, with respect to any compensation or benefits that may be subject to Section 409A of the Code and related Department of Treasury guidance thereunder, the Parties agree to negotiate in good faith regarding any treatment different from that otherwise provided herein to the extent necessary or appropriate to (a) exempt such compensation and benefits from Section 409A of the Code, (b) comply with the requirements of Section 409A of the Code, and/or (c) otherwise avoid the imposition of tax under Section 409A of the Code; provided, however, that this Section 10.2 does not create an obligation on the part of either Party to adopt any amendment, policy or procedure, to take any other action or to indemnify any Person for any failure to do any of the foregoing.

Section 10.3 Entire Agreement. This Agreement and the Exhibits referenced herein and attached hereto, as well as the Separation Agreement and any other agreements and documents referred to herein or therein, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter. No agreements or understandings exist between the Parties with respect to the subject matter hereof other than those set forth or referred to herein.

Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.5 Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 10.6 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Integra:

Integra LifeSciences Holdings Corporation

311 Enterprise Drive

Plainsboro, NJ 08536

Attention: General Counsel

Tel: (609) 275-0500

Fax: (609) 275-5363

To SeaSpine:

SeaSpine Holdings Corporation

2302 La Mirada Drive

Vista, CA 92081

Fax: (760) 216-5702

Attention: General Counsel

Notice by courier or certified or registered mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or similar acknowledgment. All notices and communications delivered in person shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date of personal delivery.

Section 10.7 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.8 Amendments. Subject to the terms of Sections 10.10 and 10.12, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.9 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchases expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

Section 10.10 Termination. This Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of Integra without the approval of SeaSpine or the stockholders of Integra. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

Section 10.11 Performance. Each of Integra with respect to the Integra Entities and SeaSpine with respect to the SeaSpine Entities shall cause to be performed, and hereby guarantees the performance of, and all actions, agreements and obligations set forth in this Agreement by such Persons.

Section 10.12 No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement. Without limiting the generality of the foregoing, in no event shall any Integra Employee, Former Integra Employee, Integra Participant, SeaSpine Employee, Former SeaSpine Employee or SeaSpine Participant (or any dependent, beneficiary or alternate payee of any of the foregoing) have any third-party rights under this Agreement.

Section 10.13 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.14 Exhibits. The Exhibits attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.15 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and to be performed in the state of Delaware.

Section 10.16 Dispute Resolution. The provisions of Article VIII of the Separation Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

Section 10.17 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY A PARTY TO COMPEL THE DISPUTE RESOLUTION PROCEDURES PROVIDED IN SECTION 10.15 OF THIS AGREEMENT AND ARTICLE VIII OF THE SEPARATION AGREEMENT AND THE ENFORCEMENT OF ANY AWARDS OR DECISION OBTAINED FROM SUCH ARBITRATION PROCEEDING, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 10.18 Specific Performance. Subject to the provisions of Article VIII of the Separation Agreement, from and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 10.19 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:
Name:
Title:

SEASPINE HOLDINGS CORPORATION

By:
Name:
Title: